Exhibit 99.1

Alison Loehnis joins lululemon Board of Directors

Vancouver, British Columbia – January 27, 2022 – lululemon athletica inc. (NASDAQ:LULU) today announced that Alison Loehnis, President of Luxury and Fashion at Yoox Net-a-Porter, has been appointed to serve on its Board of Directors, effective immediately.
“Alison Loehnis is a dynamic leader with a remarkable track record of consistently driving growth through her knowledge of consumer and product trends,” said Glenn Murphy, Chairman of the Board. “We look forward to benefiting from Alison’s valuable insights and expertise as lululemon continues to grow around the world.”
At Yoox Net-a-Porter, a global leader in online luxury and fashion, Loehnis is responsible for Net-a-Porter, Mr. Porter and The Outnet businesses. She has held several leadership roles with expanding responsibility since she joined the company in 2007 and has been instrumental in the conception and launch of major initiatives including TheOutnet.com and MrPorter.com. Previously, Loehnis held positions within LVMH, Hachette Filipacchi and The Walt Disney Company, after starting her career with Saatchi & Saatchi.
“I have been a loyal lululemon customer for a long time and have always admired their ability to drive product innovation that combines both performance and style. I am excited to join the Board of Directors and support the organization as it continues to expand globally while building connected communities across different platforms,” said Loehnis.
A New York native, Loehnis resides in London and graduated from Brown University with a degree in Art History.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Contacts
Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-619-2757
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